Exhibit 19
STAGWELL
Insider Trading Policy

As a public company, we must be careful about how we treat information that we have access to, especially when it may impact transactions in the securities of Stagwell Inc. (the “Stagwell”). Stagwell has adopted this Insider Trading Policy (the “Policy”) to help its directors, officers, employees and other related individuals of Stagwell and its subsidiaries (collectively, the “Company”) comply with insider trading laws and to prevent even the appearance of improper insider trading.

Covered Parties
The Policy covers directors, officers, and all other employees of, or consultants to or contractors of, the Company, as well as their immediate family members and members of their households (“Insider(s)”), regardless of the country in which they reside. This Policy also applies to any entities controlled by Insiders, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account. This Policy extends to all activities of an Insider, either within or outside such Insider’s duties at the Company.

Covered Transactions
This Policy applies to all transactions involving Stagwell’s securities, including shares of common stock, debt securities, or any other securities that Stagwell may issue from time to time, and derivative securities relating to the Company’s securities, whether or not issued by the Company, such as publicly-traded options. This Policy also applies to all transactions involving the securities of other companies if you possess material nonpublic information about that company that was obtained in the course of your involvement with Stagwell.

Insider Trading and Tipping Are Prohibited
Applicable securities laws (including in particular U.S. federal securities laws) make it illegal for any of us to buy or sell Stagwell’s securities at a time when we possess “material nonpublic information” relating to the Company. This conduct is known as “insider trading.” Passing such material nonpublic information on to someone who may buy or sell securities—which is known as “tipping”—is also illegal.

“Material nonpublic information” is information about a company that is not known to the general public and is likely to influence a typical investor’s decision to buy, sell or hold the company’s securities. Material nonpublic information can include information that something is likely to happen—or just that it might happen. Examples of material nonpublic information with respect to the Company include, among other things, nonpublic information about:

•Financial performance and results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Stagwell’s guidance or the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;

Exhibit 19
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers or other business partners;
•A pending or proposed merger, acquisition or tender offer;
•Changes in Stagwell’s senior management, board of directors, or auditors;
•Litigation, whether pending or threatened, and any positive or negative developments related thereto; or
•Significant data breaches or other cybersecurity risks or incidents or vulnerabilities;
•The existence of a special blackout period;
•Any other information which is likely to have a significant impact on Stagwell’s’s financial results or stock price.

If you possess any material nonpublic information, even if you are not in a blackout period, the law and this Policy require that you refrain from buying or selling Stagwell’s securities until after the information has been disclosed to the public and absorbed by the market or is no longer material.

This is true even if you do not trade such securities for your own benefit. It is also a violation of the securities law if such trading is done by another person to whom you disclosed the inside information prior to full public disclosure. In addition, it is also a violation of this Policy if you communicate any material nonpublic information about Stagwell to any other person, including family and friends.

General Policies against Trading or Causing Trading While in Possession of Material Nonpublic Information
No Insider may purchase or sell, or offer to purchase or sell, any Stagwell security, whether or not issued by Stagwell, while in possession of material nonpublic information about Stagwell.

No Insider who knows of any material nonpublic information about Stagwell may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose such information without Stagwell’s authorization.

No Insider may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with Stagwell. No Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without Stagwell's authorization.

Consequences of Violation
Legal penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and for their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

•Individual penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic

Exhibit 19
information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.
•Company or control person penalties. The U.S. Securities and Exchange Commission can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which could apply to Stagwell and/or its management.

In addition, persons who violate this Policy may be subject to disciplinary action by the Company, including termination of employment, whether or not the failure to comply with this Policy results in a violation of law.

Handling Inside Information
It is very important that any information which reasonably could be expected to affect the market for Stagwell’s securities be kept strictly confidential until public disclosure of such information is proper. Consequently, all such information may be publicly disclosed only with the approval of the Chief Executive Officer, Chief Financial Officer or General Counsel of Stagwell. You should not discuss or disclose confidential, inside information with or in the presence of any person outside of the Company. In addition, you should also refrain from commenting on our competitors’ and customers’ business. If you have knowledge of any such information, you must preserve its confidentiality until Stagwell discloses such information to the public.

Quarterly “Blackout Periods” and “Trading Windows”
In order to protect you and Stagwell from allegations of insider trading, this Policy prohibits directors, officers and other employees of Stagwell Inc. and Stagwell Global LLC, as designated by the Policy Compliance Officer, as well as their immediate family members and members of their households, from buying or selling Stagwell’s securities during the quarterly “blackout periods,” which begin at the close of business on the fifteenth day of the last month of each fiscal quarter and end at the end of the first full trading day after the public release of the quarter’s earnings. A “trading day” means a day on which the Nasdaq Stock Market is generally open for trading and trading in the stock of the Company has not been suspended for any reason. This policy is based on the presumption that, during a quarterly blackout period, employees of Stagwell Inc. and Stagwell Global LLC may have access to information related to the quarter’s financial results, which are deemed material nonpublic information until they are disseminated into the marketplace. Periods outside of blackout periods are referred to as “trading windows.”

Officers and employees of other subsidiaries of Stagwell Inc. are not subject to the blackout periods unless otherwise notified by the Policy Compliance Officer but are subject to the other provisions of the Policy. However, we encourage you to trade during trading windows to protect you and the Company.

A blackout period may be modified with respect to all or certain individuals by the Board of Directors, or by the Policy Compliance Officer with the approval of Stagwell’s Chief Executive Officer, Chief Financial Officer and General Counsel.

Other Blackout Periods
From time to time, other types of material nonpublic information regarding Stagwell (such as mergers, acquisitions, dispositions or new extraordinary product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending,

Exhibit 19
Stagwell may impose special blackout periods during which you are prohibited from trading in Stagwell’s securities. You will be notified if Stagwell imposes a special blackout period that applies to you.

Pre-Clearance Requirement
All transactions in Stagwell securities by directors, officers and other employees of Stagwell Inc. and Stagwell Global LLC, as designated by the Policy Compliance Officer, as well as their immediate family members and members of their households, are subject to pre-clearance by the Policy Compliance Officer. All pre-clearance requests and the granting of any pre-clearance must be in writing. Contact the Policy Compliance Officer to obtain the form of pre-clearance request.

Exemptions from this Policy
This Policy does not apply to the vesting of restricted stock, purchases of Stagwell securities from Stagwell, such as under our Employee Stock Purchase Plan (“ESPP”), nor to a cash exercise of vested employee stock options granted by Stagwell. However, if you are subject to a blackout period or possess material nonpublic information, you are not permitted to sell the shares acquired through such transactions until the blackout period ends or the material information is made public. In addition, this Policy does not apply to bona fide gifts of Stagwell securities, provided the donee of the gift agrees not to sell such securities until any blackout period applicable to the donor ends or material information possessed by the donor is made public.

Exception for 10b5-1 Trading Plans
The blackout period restrictions described above do not apply to transactions under a pre- existing written plan, contract or instruction that satisfies the conditions of Rule 10b5-1, as in effect at such time (“Rule 10b5-1”), under the U.S. Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”), that:

•has been reviewed and approved in advance of entry into the 10b5-1 Plan by the Policy Compliance Officer or General Counsel of the Company (or, if modified, such modifications have been reviewed and approved by the Policy Compliance Officer or General Counsel of the Company), unless an exception has been granted by the Policy Compliance Officer or General Counsel of the Company;
•gives a third party the discretionary authority to execute such purchases and sales, outside of your control, so long as such third party does not possess any material nonpublic information about Stagwell; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions;
•includes a cooling-off period between entry into the 10b5-1 Plan (or modifications to the 10b5-1 Plan) and the occurrence of trades under such 10b5-1 Plan for:
◦directors and senior management that extends to the later of 90 days after adoption or modification of a 10b5-1 Plan or two business days after disclosing the Company’s financial results in a Form 10-K or Form 10-Q for the fiscal quarter in which the 10b5-1 Plan was adopted or modified, up to a maximum of 120 days; and
◦employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a 10b5-1 Plan;

Exhibit 19
•was entered into by you in good faith at a time when you were not in possession of material nonpublic information about Stagwell, and, to the extent required by Rule 10b5-1, contains representations in the 10b5-1 Plan certifying as to the same; and
•otherwise satisfies the conditions of Rule 10b5-1.

Unless otherwise approved by the Policy Compliance Officer or General Counsel in accordance with this Policy:

•you may not enter into, modify or terminate a 10b5-1 Plan during a blackout period;
•following the termination of a 10b5-1 Plan, you must wait at least fifteen (15) days before entering into a new 10b5-1 Plan;
•You are not permitted to have multiple 10b5-1 Plans in operation simultaneously; and
•you are not permitted to enter into more than one 10b5-1 Plan designed to effect purchases or sales of the total amount of securities subject to the 10b5-1 Plan as a single transaction in any 12-month period.

With respect to any purchase or sale under a 10b5-1 Plan, the third party effecting transactions on your behalf should be instructed to send duplicate confirmations of all such transactions to the Company’s Policy Compliance Officer or General Counsel or his or her designee.

Prohibited Transactions
You, your spouse, other persons living in your household and minor children and entities over which you exercise control, are prohibited from engaging in the following transactions in Stagwell’s securities, unless advance approval is obtained from the Policy Compliance Officer or General Counsel of the Company:

•Short sales. You may at no time sell Stagwell’s securities short. In addition, to the extent practicable, any Stagwell securities held in a brokerage account should be designated as unavailable to borrow for short selling.
•Options trading. You may not engage in any transaction in publicly traded options on Stagwell’s securities, including puts or calls or other derivative securities, since such speculation can harm Stagwell by sending inappropriate or potentially misleading signals to the market. This prohibition applies to all types of publicly traded options (other than employee stock options granted by Stagwell).
•Hedging. You may not enter into hedging or monetization transactions or similar arrangements with respect to Stagwell’s securities.

Pledging and Margin Accounts
For Stagwell directors, officers and other employees designated by the Policy Compliance Officer, pledging Stagwell securities for any loan or as part of any other pledging transaction, including holding the securities in a margin account, is permitted only with the approval of the Compliance Officer or Company's General Counsel, provided that the pledge does not exceed 40% of such person’s Class A common stock (excluding unvested shares).

Post-Termination Transactions
This Policy continues to apply to transactions in Stagwell’s securities even after termination of service. If an individual is in possession of material nonpublic information when his or her

Exhibit 19
service terminates, that individual may not trade in Stagwell’s securities until that information has become public or is no longer material.

Further Information/Policy Compliance Officer
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, you are advised to consult with the Policy Compliance Officer before buying or selling (or otherwise making any transfer, gift, pledge or loan thereof) any Stagwell securities, even if you are not subject to a blackout period. Please contact the Policy Compliance Officer, [name][at email address][or telephone number].

Interpretation and Implementation of this Policy
The Policy Compliance Officer or General Counsel of Stagwell shall have the authority to interpret or update this Policy and all related policies and procedures. In particular, such interpretations or updates of the Policy as authorized by the Policy Compliance Officer or General Counsel of Stagwell may include departures from the terms of this Policy to the extent consistent with the general purpose of this Policy and applicable securities laws.

Periodic Reviews and Amendments
The Board of Directors of Stagwell shall periodically review this Policy. Any amendments to this Policy must be approved by the Board of Directors.

Adopted November 1, 2023.